EXHIBIT 99.1

Del Global Technologies Announces Results of Rights Offering

BAY SHORE, N.Y., Dec. 22, 2010 (GLOBE NEWSWIRE) -- Del Global Technologies Corp. (OTCBB:DGTC) ("Del Global" or "the Company") announced the successful completion of its rights offering. The Company announced that it sold 24,999,224 shares of its common stock, representing 100% of the shares offered in the offering, at the $0.60 per share offering price through the exercise of both basic and oversubscription rights in the rights offering.

Total proceeds to the Company is $15.0 million. Approximately 65% of the rights, representing 16,169,736 shares of the Company's common stock, were subscribed for as a result of the basic subscription rights, with the remaining 8,829,488 shares being sold to shareholders exercising their oversubscription rights. As a result of the transaction, the total number of shares of the Company's common stock outstanding is 47,717,530.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical and dental applications in its Medical Systems Group. Through its Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiary, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its Power Conversion Group's  RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

The Company's web site is www.delglobal.com.

The Del Global Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8266

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implementation of its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

CONTACT:  Del Global Technologies Corp.
          John J. Quicke, Chief Executive Officer
          Mark A. Zorko, Chief Financial Officer
          (631) 231-6400 ext. 323